PROSPECTUS SUPPLEMENT No. 5 Dated May 16, 2022	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated December 27, 2021)	Registration 333-261734

Recruiter.com Group, Inc.

1,707,892 shares of Common Stock

2,961,688 shares of Common Stock underlying Warrants to Purchase Common Stock

EXPLANATORY NOTE

                This Prospectus Supplement No. 5 (this “Prospectus Supplement No. 5) relates to the resale by the selling security holders (the “Selling Security Holders”) identified in the prospectus dated December 27, 2021 (the “Base Prospectus”) of up to an aggregate of 4,669,580 shares of common stock, par value $0.0001 per share (the “Common Stock”) of Recruiter.com Group, Inc. (the “Company”), consisting of up to: (a) 1,707,892 shares of Common Stock, and (b) 2,961,688 shares of Common Stock issuable upon exercise of warrants (“Warrants”) that may be sold from time to time by the Selling Security Holders identified in the Base Prospectus pursuant to the registration statement that the Base Prospectus forms a part of.  The Company will not receive proceeds from the sale of shares of Common Stock.

This Prospectus Supplement No. 5 should be read together with the Base Prospectus and this Prospectus Supplement No. 5 is qualified by reference to the Base Prospectus (collectively, the “Prospectus”), except to the extent that the information in this Prospectus Supplement No. 5 updates and supersedes the information contain in the Base Prospectus.  This Prospectus Supplement No. 5 is not complete without and may not be delivered or utilized except in conjunction with, the Base Prospectus, including any amendments thereto.

This Prospectus Supplement No. 5 includes the attached Current Report on Form 8-K (the “Form 8-K”) of the Company dated May 13, 2022, filed by the Company with the Securities and Exchange Commission on May 16, 2022.

The Company’s Common Stock and Warrants are traded on the Nasdaq Capital Market under the symbols “RCRT” and “RCRTW.”

You should rely only on the information contained in the Prospectus or any prospectus supplement or amendment hereto. The Company has not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement No. 5. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 16, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________________

FORM 8-K

________________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2022

________________________________

RECRUITER.COM GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-53641	90-1505893
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Seventh Avenue

New York, New York 10018

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (855) 931-1500

Not Applicable

(Former name or former address, if changed since last report.)

________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to 12(b) of the Act:

Title of class	Trading symbol	Name of exchange on which registered
Common Stock	RCRT	NASDAQ Capital Market
Common Stock Purchase Warrants	RCRTW	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

On May 13, 2022, Recruiter.com Group, Inc. (the “Company”) engaged Bowen, Inc. as a financial advisor to provide strategic advisory and investment banking services supporting the Company’s ongoing growth initiatives and to evaluate a sale of all or a portion of the Company’s business through a merger or spin-off transaction.  The Company does not intend to disclose developments with respect to its evaluation of strategic options unless and until the evaluation of all proposals and alternatives has been completed and the Company has entered into a definitive transaction. There can be no assurances that the Company will enter into any strategic transaction, or as to the timing or terms of any such transaction.

This Current Report will not be deemed an admission as to the materiality of any information in this Current Report that is required to be disclosed solely by Regulation FD.

Cautionary Note Regarding Forward-Looking Statements:

This current report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “predict,” “forecast,” “believe,” “may,” “estimate,” “continue,” “anticipates,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. The Company based these forward-looking statements primarily on its current expectations and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include continued demand for professional hiring, the accuracy of the Recruiter Index® survey, the impact of the COVID-19 pandemic on the job market and the economy as virus levels are again rising in many states, and the Risk Factors contained within its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2021. Any forward-looking statement made by the Company herein speak only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to update any forward-looking statements publicly, whether as a result of new information, future developments, or otherwise, except as may be required by law.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Recruiter.com Group, Inc.

Date: May 16, 2022	/s/ Evan Sohn
Evan Sohn
Chief Executive Officer

3